December 2007 Pricing Sheet dated December 20, 2007 relating to Preliminary Pricing Supplement No. 458 dated December 19, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Outperformance Capital Protected Notes Due December 20, 2011
Based on the Performance of a Basket Comprised of Shares of the iShares® MSCI EAFE Index Fund and Shares of the iShares® MSCI Emerging Markets Index Fund Relative to the Performance of the S&P 500® Index
PRICING TERMS – DECEMBER 20, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	December 20, 2007
Original issue date:	December 28, 2007 (5 business days after the pricing date)
Maturity date:	December 20, 2011, subject to postponement for certain market disruption events
Basket:	Basket shares	Percentage weighting	Initial share price	Multiplier
	Shares of the iShares® MSCI EAFE Index Fund (“EFA Shares”)	75%	79.13	0.947807406
	Shares of the iShares® MSCI Emerging Markets Index Fund (“EEM Shares”)	25%	149.22	0.167537864
SPX Index:	The S&P 500® Index
Payment at maturity:	$1,000 plus the supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x average outperformance return x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	150%
Average outperformance return:	The arithmetic average of the outperformance returns determined on each of the four averaging dates, as calculated on the final averaging date
Outperformance return:	On any averaging date, the basket return minus the SPX Index return; provided that the outperformance return will not be less than zero
▪	If the basket outperforms the SPX Index, the outperformance return will be positive.
▪	If the basket underperforms, or performs at the same level as, the SPX Index, the outperformance return will be zero.
Basket return:	With respect to each averaging date: (basket final value – basket initial value) / basket initial value
SPX Index return:	With respect to each averaging date: (SPX Index final value – SPX Index initial value) / SPX Index initial value
Basket initial value:	100, the sum of the products of the initial share price and multiplier for each of the EFA Shares and the EEM Shares. See “Basket – Initial share price” and “– Multiplier” above.
Basket final value:	With respect to each averaging date: the basket value as determined on such averaging date
Basket value:	The basket value on any day means the sum of (i) the EFA Shares price times the applicable multiplier and (ii) the EEM Shares price times the applicable multiplier, in each case, on such day.
EFA Shares price:	The closing price of the EFA Shares times the applicable adjustment factor.
EEM Shares price:	The closing price of the EEM Shares times the applicable adjustment factor.
Adjustment factor:	The adjustment factor will be 1.0 for each of the EFA Shares and the EEM Shares, in each case subject to adjustment in the event of certain events affecting the applicable basket shares.
SPX Index initial value:	1,460.12, the closing value of the SPX Index on the pricing date
SPX Index final value:	With respect to each averaging date: the closing value of the SPX Index as determined on such averaging date
Averaging dates:	December 16, 2008, December 16, 2009, December 16, 2010 and December 16, 2011, in each case subject to adjustment for non-trading days or non-business days or for certain market disruption events
CUSIP:	6174462G3
Interest:	None
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	0.05%	99.95%
Total	$13,741,000	$6,870.50	$13,734,129.50
(1)      For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE  RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 458 dated December 19, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.